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                                                                  EXHIBIT 10.17

                          AMERICAN GENERAL CORPORATION
                         RETIREMENT PLAN FOR DIRECTORS




1.      TABLE OF CONTENTS


                                                                                                   PARA. NO.
    Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    Payments of Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    Years of Service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
    Retirement Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    Disability Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    Benefit Not Assignable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    Effective Date, Amendment, and Termination of Plan  . . . . . . . . . . . . . . . . . . . . . . .  8
    Administration of Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10


2. PURPOSE. This plan shall be known as the American General Corporation Retirement Plan for Directors (The "Plan"). The Plan shall be maintained by American General Corporation, a Texas corporation (the "Company") solely for the purpose of providing retirement benefits to persons who have served as directors of the Company and who, since July 1, 1965, have not been officers or employees of the Company or of any subsidiary of which the Company owns directly or indirectly more than 50% of the outstanding capital stock ("Directors").


3. PAYMENT OF BENEFITS. The benefits payable under the Plan will be paid from the Company's general revenues as payments become due under the Plan, will not be funded in advance through an arrangement constituting a qualified trust under the Internal Revenue Code or through insurance annuity contracts, and will not be subject to the jurisdiction of nor be guaranteed by the Pension Benefit Guaranty Corporation. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of benefits under the Plan.

4.  YEARS OF SERVICE.   Service as a Director of the Company from one Annual
Meeting of Shareholders to the next subsequent Annual Meeting of Shareholders shall constitute one "Year of Service" under the Plan. In the case of service as a Director for part of a Year of Service, service for at least six months
- -- or attendance at two or more board meetings if the period is less than six months -- shall count as one full Year of Service. All Years of Service shall be counted for Directors who serve as such, both before and after the effective date of the Plan.

5.  RETIREMENT BENEFITS.  A Director who retires from the Board of
Directors of the Company at age 65 or older with at least six (6) Years of Service as a Director shall have a vested right to receive an annual benefit equal to the amount of the annual retainer that is payable to Company directors for the Year of Service in which the Director's retirement occurs. A Director will be entitled to receive the annual benefit for a period of years equal to his or her full Years of Service or until death, whichever is earlier. The annual benefit will commence in May after the Annual Meeting of Shareholders next following the Director's 70th Birthday. During any year in which the Company is not a publicly held corporation, the Annual Meeting of Shareholders shall be deemed to have occurred on the last business day of April. The annual benefit shall be payable on a quarterly basis starting with the month of May in which the benefit commences, until the benefit period ends or death occurs, whichever is earlier.

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Directors who have retired prior to the effective date of this Plan and meet the qualification requirements will commence receiving an annual benefit of $20,000 on the later of (i) November 15, 1989 or (ii) the month of May after the Annual Meeting of Shareholders next following the Director's 72nd birthday.

Notwithstanding the foregoing, a Director who ceases to serve as a Director after May 22, 1990 and within 24 months of the occurrence of a "Change of Control" shall, for purposes of meeting the eligibility requirements for the retirement benefits provided hereunder, but not for purposes of determining the time of commencement of such benefits, be deemed to have satisfied the age 65 requirement as of the date he ceases to so serve. For this purpose, a "Change of Control" shall mean the occurrence of any one or more of the following events:


(i) the Company shall (i) merge or consolidate with or into another corporation or entity or enter into a share exchange between shareholders of the Company and another corporation or entity pursuant to Article 5.02 of the Texas Business Corporation Act and as a result of such merger, consolidation or share exchange less than seventy percent (70%) of the outstanding voting securities of the surviving or resulting corporation or entity shall then be owned in the aggregate by the former shareholders of the Company, other that (x) affiliates (within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company or (y) any party to such merger, consolidation or share exchange or (ii) sell, lease, exchange or otherwise dispose of all or substantially all of the Company's property and assets in one transaction or a series of related transactions to one or more other corporations or entities that are not subsidiaries of the Company;

(ii)     the shareholders of the Company adopt a plan of liquidation;

(iii) any corporation, person or group (within the meaning of Sections 13(d) or 14 (d)(2) of the Exchange Act) (other than a participant in this Plan, the Company, any of the Company's subsidiaries, any employee benefit plan of the Company and/or one or more of its subsidiaries or any person or entity organized, appointed or established pursuant to the terms of any such employee benefit plan) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of voting securities of the Company representing thirty percent (30%) or more of the total number of votes eligible to be cast at any election of Directors; or

(iv) as a result of, or in connection with, any tender offer or exchange offer, share exchange, merger, consolidation or other business combination, sale, lease, exchange or other disposition of all or substantially all of the Company's assets, a contested election, or any combination of the foregoing transactions, the persons who were Directors on May 1, 1990 (the "Incumbent Board") shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company, provided that any person becoming a Director subsequent to May 1, 1990 whose election, or nomination for election by the Company's shareholders was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board (either by a specific vote or by approval of a proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board.

Notwithstanding the foregoing, no "Change of Control" shall be deemed to have occurred with respect to a Director who, after giving effect to a reorganization, recapitalization, spin-off, or other transaction, however structured, is a director of a corporation (or other entity) (the "Continuing Corporation"), (x) at least 70% of the outstanding voting securities of the ultimate parent entity of which (or of the Continuing Corporation, if there is no such ultimate parent entity) are beneficially owned in the aggregate, directly or indirectly through one or more intermediaries, by the former shareholders of the Company, other than affiliates (within the meaning of the Exchange Act) of the Company, and (y) at least a majority of the directors of the ultimate





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parent entity of which (or of the Continuing Corporation, if there is no such ultimate parent entity) are members of the Incumbent Board (determined as provided in item (iv) above; provided, however, that this exception shall apply only if the ultimate parent entity of the Continuing Corporation (if there is such ultimate parent entity) or the Continuing Corporation (if there is no such ultimate parent entity) shall have adopted a plan substantially similar to the Plan (the "Substitute Plan") on or prior to the effective date of such reorganization, recapitalization, spin-off, or other transaction, however structured, with such ultimate parent entity (or the Continuing Corporation, if there is no such ultimate parent entity) to be substituted for the Company for all purposes under the Substitute Plan.

The "ultimate parent entity" of any corporation or other entity is the entity
(i) which either alone or through one or more majority owned subsidiaries, beneficially owns (within the meaning of the Exchange Act) 50% or more of the outstanding voting securities of such corporation or other entity (based upon voting power in an election of directors), and (ii) as to which there is no corporation or other entity which beneficially owns (within the meaning of the Exchange Act) 50% or more of its outstanding voting securities (based upon voting power in an election of directors).

The occurrence of the above events shall be the date of, but immediately prior to the time of, consummation of a merger, consolidation, share exchange or sale, lease, exchange or disposition of property and assets referred to in item
(i) above, the date of any shareholder adoption of a plan of liquidation referred to in item (ii) above, the date on which the event described in item
(iii) above occurs, or the date of the change in constituency of the Board of Directors of the Company, as described in item (iv) above.

6. DISABILITY BENEFITS. If a Director who has six or more Years of Service resigns as a director or refrains from seeking reelection as a director because of an inability to perform, to a material and substantial extent, the duties of a director of the Company as the result of sickness or bodily injury, such Director will be entitled to receive an annual benefit for a period of years equal to his or her number of full Years of Service or until death, whichever is earlier. The annual Benefit will be equal to the amount of annual retainer that is payable to Company Directors for the Year of Service in which the Director's disability occurs. The annual benefit shall be payable to the Director on a quarterly basis starting in the month of May, August, November or February first following the date he or she ceases to be a Director. Benefits will continue on a quarterly basis until the end of the benefit period or the date of death, whichever is sooner.

7. BENEFIT NOT ASSIGNABLE. A Director's rights under the Plan shall not be subject to assignment encumbrance, garnishment, attachment, or charge, whether voluntary or involuntary.

8. EFFECTIVE DATE, AMENDMENT, AND TERMINATION OF PLAN. The Plan shall be effective as of October 26, 1989. The Company reserves the right to amend or terminate the Plan at any time by action of its Board of Directors, provided that any such action shall not, without a Director's consent, adversely affect any Director's right to a benefit which accrued pursuant to the provisions of the Plan prior to such action.

 9. ADMINISTRATION OF PLAN. The Plan shall be administered by an Administrator who shall be a person or committee appointed by the Chairman of the Board. All decisions that are made by the Administrator with respect to interpretation of the terms of the Plan, with respect to the amount of benefits payable under the Plan, and with respect to any questions or disputes arising under the Plan shall be final and binding on the Company and the directors and their heirs or beneficiaries.

10. CONSTRUCTION. The Plan shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Texas and of the United States of America.





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    IN WITNESS WHEREOF, the Company has adopted this Plan as evidenced by the signatures affixed hereto of its duly authorized officers, as of October 28, 1993.

                                   AMERICAN GENERAL CORPORATION

                                   By:   /s/ JAMES R. TUERFF
                                      ---------------------------------
                                         James R. Tuerff
                                         President


ATTEST:

/s/   KURT G. SCHREIBER
   ---------------------------
      Kurt G. Schreiber
      Corporate Secretary





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